UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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Post- Effective Amendment No. 1

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
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ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware			63-1261433

(State or other jurisdiction of incorporation or organization)			(IRS Employer Identification No.)

100 Brookwood Place,	Birmingham,	AL	35209

(Address of Principal Executive Offices)			(Zip Code)

PROASSURANCE CORPORATION AMENDED AND RESTATED
2024 EQUITY INCENTIVE PLAN
(Full title of plan)

Edward L. Rand, Jr., 100 Brookwood Place, Birmingham, Alabama 35209
(Name and address of agent for service)

(205) 877-4400
(Telephone number, including area code, of agent for service)

Copies to:
Jennifer Mercier Moseley, Esq.
Burr & Forman LLP
1075 Peachtree Street NE, Suite 3000
Atlanta, Georgia 30309
(404) 685-4322

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
Purpose of Amendment
The Registration Statement on Form S-8 filed by the Registrant on May 22, 2024, with respect to shares of common stock of the Registrant to be offered under the Registrant’s 2024 Equity Incentive Plan (the “Plan”) listed an incorrect number of shares in the filing fee table filed as an exhibit to the registration statement. The filing fee table listed 4,000,000 shares of common stock to be offered under the Plan. The correct number of shares is 2,400,000 shares of common stock. The form of the Plan as approved by the stockholders at the annual meeting held on May 22, 2024, and as attached as an exhibit to the registration statement states that the maximum number of shares of common stock to be issued pursuant to the Plan is 2,400,000 shares. The Registrant is filing this amendment to the registration statement to reduce the number of shares registered from 4,000,000 shares to 2,400,000 shares to reflect that 1,600,000 shares of common stock will not be sold in this offering. The amended filing fee table is attached as an exhibit. The Registrant may offset the filing fee paid for the unsold shares against the filing fee of a future registration statement filed by the Registrant pursuant to SEC Rule 457(p).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.        EXHIBITS

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

[SIGNATURES ON FOLLOWING PAGE]

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Homewood, State of Alabama, on May 23, 2024.

PROASSURANCE CORPORATION

By:	/S/ EDWARD L. RAND, JR.
Edward L. Rand, Jr.

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey P. Lisenby, and Edward L. Rand, Jr. as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming that such attorney-in-fact and agent, or their substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward L. Rand, Jr.	Chief Executive Officer, President and Director	May 23, 2024
Edward L. Rand, Jr.	(Principal Executive Officer)

/s/ Dana S. Hendricks	Executive Vice President, Chief Financial Officer	May 23, 2024
Dana S. Hendricks	(Principal Financial and Accounting Officer)

*	Director	May 23, 2024
Kedrick D. Adkins, Jr.

*	Director	May 23, 2024
Richard J. Bielen

*	Director	May 23, 2024
Bruce D. Angiolillo

*	Director	May 23, 2024
Fabiola Cobarrubias

*	Director	May 23, 2024
Samuel A. Di Piazza, Jr.

*	Director	May 23, 2024
Maye Head Frei

*	Director	May 23, 2024
Staci M. Pierce

*	Director	May 23, 2024
Scott C. Syphax

*	Director	May 23, 2024
Katisha T. Vance

*Jeffrey P. Lisenby as attorney-in-fact

/S/ Jeffrey P. Lisenby
Jeffrey P. Lisenby

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

23.1	Consent of Ernst & Young, LLP

107.1	Filing Fee Table

    6